                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii)     Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 5, 2004

                                      AW Asset Management L.L.C.

                                      By: /s/ Arthur Wrubel

                                      Name: Arthur Wrubel

                                      Its: President and Chief Executive Officer

                                      Arthur Wrubel

                                      /s/ Arthur Wrubel